As filed with the Securities and Exchange Commission on August 13, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERTZ GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3530539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713

(Address, including ZIP Code, of registrant’s principal executive offices)

Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan

(Full title of the plan)

J. Jeffrey Zimmerman

Senior Vice President, General Counsel and Corporate Secretary

Hertz Global Holdings, Inc.

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(201) 307-2000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒

Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)

Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	15,000,000	$10.22	$153,300,000	$10,930.29
(1)

In addition to the shares set forth in the table, the number of shares registered includes an indeterminable number of common stock issuable under the plan, as this amount may be adjusted as a result of a stock dividend, stock split, or similar transactions as permitted by Rule 416(a) and (b) under the Securities Act of 1933, as amended (“Securities Act”).

(2)

Computed pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of determining the registration fee, based upon an assumed price of $10.22 per share, which is the average of the high and low prices of Hertz Global Holdings, Inc. Common Stock on August 9, 2010, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 15,000,000 shares (the “Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of Hertz Global Holdings, Inc. (the “Company”) available for issuance under the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”). The Shares are being registered in addition to the Common Stock previously registered for issuance on the Registrant’s registration statement on Form S-8 (File No. 333-151103) concerning the Plan filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2008 (the “2008 Registration Statement”). In accordance with Section E of the General Instructions to Form S-8, the contents of the 2008 Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are incorporated herein by reference:

a.             The Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009;

b.                                      All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2009; and

c.                                       The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed under the Exchange Act on November 8, 2006 and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.

Article Fifth, Section (h) of the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  Article Fifth, Section (i) of the Company’s Amended and Restated Certificate of Incorporation provides further that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by the DGCL, as the same exists or may be amended.  The Company is only obligated to indemnify or advance expenses to a director of the Company in respect of an action, suit or proceeding instituted by such director if it has been authorized by the Company’s board of directors.

Section 6.01 of the Company’s Amended and Restated By-Laws, referred to as the by-laws of the Company, provides that:  the Company shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of the by-laws of the Company, the Company shall not be obligated to indemnify a director or officer of the Company in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the board of directors.

Section 6.04 of the by-laws of the Company provides that the Company shall advance expenses (including attorney’s fees) incurred by a present or former director or officer of the Company in defending any civil, criminal, administrative or investigative proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the Company.

The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

The Company has entered into indemnification agreements with each of its directors providing the directors contractual rights to indemnification, expense advance provided by its by-laws, and contractual rights to additional indemnification as provided in the indemnification agreements.

The Company, along with The Hertz Corporation, is a party to customary indemnification agreements with investment funds associated with or designated by Clayton, Dubilier & Rice, LLC, The Carlyle Group and Merrill Lynch Global Private Equity Division (now known as BAML Capital Partners) (collectively, the “Sponsors”) and stockholders of the Company that are affiliated with the Sponsors, pursuant to which the Company and The Hertz Corporation will indemnify the Sponsors, the Company’s stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons against certain liabilities arising out of the performance of a consulting agreement with the Company and each of the Sponsors and against certain other claims and liabilities, including liabilities arising out of certain financing arrangements and securities offerings.

Item 8.    Exhibits

The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

4.1

Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Hertz Global Holdings, Inc., as filed on March 30, 2007)

4.2

Amended and Restated By-Laws of Hertz Global Holdings, Inc., effective August 12, 2009 (Incorporated by reference to Exhibit 3.1.1 to the Quarterly Report on Form 10-Q of Hertz Global Holdings, Inc., as filed on November 6, 2009)

5	Opinion of Jenner & Block LLP (filed herewith)

15	Letter from PricewaterhouseCoopers LLP (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Jenner & Block LLP (included in Exhibit 5 hereto)

24	Powers of Attorney (filed herewith)

99

Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hertz Global Holdings, Inc., as filed on June 1, 2010)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park Ridge, New Jersey, on this 13th day of August, 2010.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Elyse Douglas
	Name:	Elyse Douglas

	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and
*	Chairman of the Board of Directors	August 13, 2010
Mark P. Frissora

Executive Vice President, Chief
/s/ Elyse Douglas	Financial Officer and Treasurer	August 13, 2010
Elyse Douglas

Senior Vice President, Finance and
*	Corporate Controller	August 13, 2010
Jatindar Kapur

*	Lead Director	August 13, 2010
George W. Tamke

*	Director	August 13, 2010
Nathan K. Sleeper

*	Director	August 13, 2010
David H. Wasserman

*	Director	August 13, 2010
Brian A. Bernasek

*	Director	August 13, 2010
Gregory S. Ledford

*	Director	August 13, 2010
Angel L. Morales

*	Director	August 13, 2010
Robert F. End

*	Director	August 13, 2010
Barry H. Beracha

*	Director	August 13, 2010
Carl T. Berquist

*	Director	August 13, 2010
Michael J. Durham

*	Director	August 13, 2010
Henry C. Wolf

* By:

/s/ Elyse Douglas
Elyse Douglas Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.
4.1

Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Hertz Global Holdings, Inc., as filed on March 30, 2007)

4.2

Amended and Restated By-Laws of Hertz Global Holdings, Inc., effective August 12, 2009 (Incorporated by reference to Exhibit 3.1.1 to the Quarterly Report on Form 10-Q of Hertz Global Holdings, Inc., as filed on November 6, 2009)

5	Opinion of Jenner & Block LLP (filed herewith)

15	Letter from PricewaterhouseCoopers LLP (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Jenner & Block LLP (included in Exhibit 5 hereto)

24	Powers of Attorney (filed herewith)

99

Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hertz Global Holdings, Inc., as filed on June 1, 2010)